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                            SCHEDULE 14A INFORMATION

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            the Securities Exchange Act of 1934 (Amendment No.    )

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                            Steel of West Virginia
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PRESS RELEASE                          FOR IMMEDIATE RELEASE
                                       CONTACT:  TIMOTHY R. DUKE
                                       PRESIDENT & CHIEF OPERATING
                                       OFFICER
                                       (304) 696-8200

                        STEEL OF WEST VIRGINIA, INC. CONFIRMS
                                REJECTION OF PROPOSAL

Huntington, West Virginia, April 1, 1997

Steel of West Virginia, Inc. (NMS - SWVA), in response to CPT Holdings, Inc.'s announcement today, confirmed that it had received a proposal from CPT and had concluded, based upon the recommendation of a Special Committee of outside Directors, with the advice of its investment banker and outside counsel, that pursuing CPT's proposal was not in the best interests of the Company and its shareholders. Albert Eastburn, former President of the Steel Division of Lukens, Inc. and Chairman of the Special Committee, indicated on behalf of the Special Committee and the Board of Directors that, in light of SWVA's recent results of operations and the anticipated impact of its expansion and modernization program, the CPT proposal was poorly timed and inadequate. The Special Committee had previously communicated its conclusion to CPT, and had offered to meet with CPT, on the basis of a customary standstill arrangement, to listen to anything further that it might wish to add. Until today, CPT had not responded to that offer.

The Board stated that the CPT proposal, made at a time when SWVA's historically cyclical markets appear to have bottomed, and shortly before the expansion and modernization program will be completed, would deny SWVA's shareholders the benefit of the value being created. SWVA is currently experiencing a strengthening in its order book and is moving to expand its special sections into the manufactured housing market. The Company expects to release its first quarter results of operations shortly, which it anticipates will exceed published analysts' estimates. Additionally, the Company's expansion and modernization program, scheduled to be completed by late 1997, is expected to expand SWVA's range of products, improve product quality, reduce operating costs and increase the plant's rolling capacity approximately 62%, to over 420,000 tons per year. Upon completion of the expansion and modernization program, the Board expects SWVA to be a dominant, low-cost provider in both its current market and related product lines, including the manufactured housing market.

SWVA notes that as of December 31, 1996, CPT's balance sheet showed approximately $60 million of long-term debt, and a shareholders' deficit of almost $10 million. Additionally, as of December 31, 1996, J&L Structural was not in compliance with its operating cash flow and total debt service covenants with its senior and subordinated lenders. In the opinion of the Board, SWVA has positioned itself to capture significant market share from J&L in the near term.

Steel of West Virginia, Inc. is headquartered in Huntington, West Virginia. The Company custom designs and manufactures special steel products principally for use in the construction of truck trailers, industrial lift trucks, off-highway construction equipment (such as bulldozers and graders), guard rail post and mining industry.

Any forward looking statements contained herein are subject to the statement on Forward Looking Statements, including the risk factors set forth therein, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

      Phone: (304) 696-8200   Phone: (800) 624-3492  Fax: (304) 529-1479
                        HUNTINGTON, WEST VIRGINIA 25726-2547


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PRESS RELEASE                     FOR IMMEDIATE RELEASE
                                  CONTACT:  MARK G. MEIKLE
                                  VICE PRESIDENT, TREASURER
                                  & CHIEF FINANCIAL OFFICER
                                  (304) 696-8200


               CPT WITHDRAWS SUIT: NOT A STOCKHOLDER OF RECORD

Huntington, West Virginia, May 1, 1997

Steel of West Virginia, Inc. (SWVA - NMS) announced today that a representative of CPT Holdings, Inc. has confirmed that Mentmore Holdings Corporation is not pursuing the lawsuit that it brought in Delaware to obtain a copy of Steel's stockholder list. Neither CPT nor Mentmore was a stockholder of record of Steel when the lawsuit was commenced.

Steel of West Virginia, Inc. is headquartered in Huntington, West Virginia. The Company custom designs and manufactures special steel products principally for use in the construction of truck trailers, industrial lift trucks, off-highway construction equipment (such as bulldozers and graders), guard rail post, and mining industry.

      Phone: (304) 696-8200   Phone: (800) 624-3492  Fax: (304) 529-1479
                        HUNTINGTON, WEST VIRGINIA 25726-2547


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                                    [LOGO]


PRESS RELEASE                     FOR IMMEDIATE RELEASE
                                  CONTACT:  MARK G. MEIKLE
                                  VICE PRESIDENT, TREASURER
                                  & CHIEF FINANCIAL OFFICER
                                  (304) 696-8200


            STEEL OF WEST VIRGINIA, INC. RECEIVES CPT/MENTMORE REQUEST FOR
                                    STOCKHOLDER LIST

Huntington, West Virginia, May 6, 1997

Steel of West Virginia, Inc. (SWVA - NMS) stated today that Mentmore Holdings Corporation, an affiliate of CPT Holdings, Inc., has delivered a second request for a copy of SWVA's stockholder list under Delaware law. Mentmore had previously requested a copy of the list, and had commenced a lawsuit in Delaware to obtain it, at a time when Mentmore was not a stockholder of record of SWVA and therefore was not entitled to request the list. Although a representative of Mentmore has confirmed that Mentmore is not pursuing the lawsuit, the lawsuit has not formally been withdrawn. CPT has also delivered a request for a copy of the stockholder list under SEC Rule 14a-7.

Steel of West Virginia, Inc. is headquartered in Huntington, West Virginia. The Company custom designs and manufactures special steel products principally for use in the construction of truck trailers, industrial lift trucks, off-highway construction equipment (such as bulldozers and graders), manufactured housing, guard rail post, and mining industry.

      Phone: (304) 696-8200   Phone: (800) 624-3492  Fax: (304) 529-1479
                        HUNTINGTON, WEST VIRGINIA 25726-2547


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PRESS RELEASE                          FOR IMMEDIATE RELEASE
                                       CONTACT: MARK G. MEIKLE
                                       VICE PRESIDENT, TREASURER
                                       & CHIEF FINANCIAL OFFICER
                                       (304) 696-8200


                          INSTITUTIONAL SHAREHOLDER SERVICES
                       RECOMMENDS VOTING AGAINST CPT'S PROPOSAL


Huntington, West Virginia, May 13, 1997.

Steel of West Virginia, Inc. (NMS - SWVA) today announced that Institutional Shareholder Services (ISS) has recommended to its subscribers that stockholders of Steel of West Virginia vote against CPT Holdings' proposal that SWVA stockholders approve a resolution requesting that the board negotiate with potential bidders concerning the sale of the company.

In arguing against the CPT proposal, ISS noted, "we believe that the board has outlined a reasonable strategic plan to enhance shareholder value, as evidenced by the company's expansion into the manufactured housing market and the implementation of the expansion and modernization program . . . . The company's results for the first quarter of 1997, which are a drastic improvement over the results for the same period in 1996, in addition to the improving stock price, lead us to believe that management has the company on the right track."

Commenting on the report by ISS Timothy R. Duke, President stated "We are delighted that ISS has spoken out concerning CPT's proposal. We have always stated that the CPT proposal is poorly timed, grossly inadequate, and not in the best interests of our stockholders, and having ISS concur with our views is very gratifying."

Steel of West Virginia, Inc. is headquarter in Huntington, West Virginia. The company custom designs and manufactures special steel products principally for use in the construction of truck trailers, industrial lift trucks, off-highway construction equipment (such as bulldozers and graders), manufactured housing, guardrail post, and mining industry.